EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-207228 on Form S-3, and 333-153174 and 333-197277 on Form S-8 of Dime Community Bancshares, Inc. of our report dated March 11, 2016, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
March 11, 2016